Exhibit 3.2

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.blz

Certificate of Amendment (PURSUANT TO NRS 78.380)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.380 - Before Issuance of Stock)
1. Name of corporation:
XPEL TECHNOLOGIES CORP.
2. The articles have been amended as follows (provide article numbers, if available):
Article IV: The amendment alters IV of the original Articles of Incorporation to read as follows:
The total number of shares of authorized capital stock of the corporation shall consist of one hundred million (100,000,000) shares of common stock at $0.001 par value and ten million (10,000,000) shares of Preferred stock at $0.001 par value.
The board of Directors may issue such shares of preferred stock in one or more series with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the Resolutions adopted by them.
There shall be no preemptive rights upon the shares of the corporation.
The Common stock of the corporation, after the amount of the subscription price has been paid, in money, property or services, as the Directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Amendment shall not be amended in this particular.
3. The undersigned declare that they constitute at least two-thirds of the incorporators  ☒, or of the board of directors  ☐ (check one box only)
4. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)
5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.
6. Signatures*:
* If more than two signatures, attach an 8 1/2x 11 plain sheet with the additional signatures.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State Amend 78.380 2003 Revised on: 10/30103